Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of GPS Funds I:

GuideMark Large Cap Growth Fund
GuideMark Large Cap Value Fund
GuideMark Small/Mid Cap Core Fund
GuideMark World ex-US Fund
GuideMark Opportunistic Equity Fund
GuideMark Core Fixed Income Fund
GuideMark Tax-Exempt Fixed Income Fund

We consent to the use of our report dated May 27, 2011, incorporated by reference herein, and to the references to our Firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Milwaukee, Wisconsin
July 29, 2011